Exhibit 1

                    Contact:Eric Resnick
                    Managing Director of Strategic Planning/Investor Relations Vail Resorts, Inc.
                    970-845-2490

       FOR IMMEDIATE RELEASE


                    Theresa Schillero
                    Miriam Adler -- Financial Media Contact
                    Morgen-Walke Associates
                    (212) 850-5600


             VAIL RESORTS ANNOUNCES PRICING OF PRIVATE DEBT OFFERING
             - Offering Increases to $200 Million from $150 Million -

     Vail, CO, May 7, 1999 -- Vail Resorts, Inc. (NYSE:MTN) today announced the pricing of its $200 million private debt offering. The offering is expected to close on May 11, 1999.

     The debt placement, which was originally scheduled to raise $150 million, consists of 8 3/4% senior subordinated notes due in 2009. The net proceeds to the Company from the offering will be used to repay a portion of the indebtedness under the Company's existing credit facility, thereby increasing the amount available for future borrowing.

     The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Vail Resorts, Inc. is the premier mountain resort operator in North America. The Company operates the Colorado mountain resorts of Vail, Breckenridge, Keystone, and Beaver Creek.

                                       ***

Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive factors in the ski and resort industry; and the weather. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

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